Chang G. Park, CPA, Ph. D.

♦ 2667 CAMINO DEL RIO S. PLAZA B♦ SAN DIEGO ♦ CALIFORNIA 92108-3707 ♦

♦ TEL (858) 722-5953 ♦ FAX (858) 761-0341 ♦ (858) 433-2979

♦ E-Mail changgpark@gmail.com

May 7, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K, dated May 7, 2010 of Zapnaps, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Goldman Parks Kurland Mohidin, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA